Exhibit 99.1

PPG receives adverse ruling in Marvin case

PITTSBURGH, March 23, 2005 — The United States’ Eighth Circuit Court of Appeals today ruled against PPG Industries in a breach-of-warranty case brought against it by Marvin Windows and Doors.

PPG, which is evaluating its options for further appeals, estimates the total judgment, including interest, is between $145 and $150 million pretax, which the company plans to reserve in first quarter 2005.

Marvin, of Warroad, Minn., alleged a wood preservative from PPG failed to prevent rot in its wood windows manufactured during the late 1980s.

The original suit was filed in April 1994. A district judge dismissed the case in 1999, a decision that Marvin appealed. The Eighth Circuit Court of Appeals confirmed the dismissal of 12 of 13 claims but allowed Marvin to move forward with a jury trial on a breach-of-warranty claim, which resulted in a judgment against PPG in 2002.

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Forward-Looking Statement

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Accordingly, many factors may cause actual results to differ materially from the forward-looking statements contained herein.

Such factors include increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in such rates, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange

Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.